Exhibit 10.13

AMENDMENT TO THE 1998 STOCK OPTION PLAN

FOR TRINITY CAPITAL CORPORATION

The Board of Directors for TRINITY CAPITAL CORPORATION, a New Mexico Corporation, hereby amends THE 1998 STOCK OPTION PLAN FOR TRINITY CAPITAL CORPORATION (the “1998 Plan”) on this 14th day of March 2008, adopts the following changes to the 1998 Plan to comply with the rules contained within the Internal Revenue Code Section 409A.

A.        Section 5 entitled “Option Price” shall hereby be amended and restated to comply with the provisions of Section 409A of the Code as follows:

5.         Option Price.        The option price per Share of any Option shall be the price determined by the Board; provided, however, that the option exercise price shall never be less than the fair market value of Trinity’s common stock on the date of grant.

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